EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3305
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts Record
First Quarter Revenues and Profits
Record Revenue of $74.4 Million vs. $47.6 Million in Prior Year (+56.3%)
Operating Income of $9.8 Million vs. $5.9 Million in Prior Year (+66.7%)
Quarterly Net Income of $4.7 Million vs. $3.4 Million in Prior Year (+39.2%)
Increasing FY2008 Net Income and Earnings per Share Expectations
SPRINGFIELD, Mass., September 6, 2007 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 155-year old company in the global business of safety, security, protection and sport, today announced financial results for its first fiscal quarter ended July 31, 2007.
Record revenue of $74.4 million for the quarter ended July 31, 2007 reflects an increase of 56.3% over the comparable quarter last year. Revenue from the sale of firearms for the quarter ended July 31, 2007 grew 55.2% over the comparable quarter last year. Excluding revenue from Thompson/Center Arms, a rifle maker we acquired in January 2007, revenue increased by 17.8% over the comparable quarter last year.
Net income for the quarter was $4.7 million, or $0.11 per diluted share, compared with $3.4 million, or $.08 per diluted share, for the comparable quarter last year.
Smith & Wesson President and CEO Michael F. Golden said, “Our results for the first quarter of fiscal 2008 demonstrate progress across many initiatives and reflect growth in our core handgun business as well as our newly established long gun business. Our sales growth was particularly strong given that the comparable quarter of the prior year included $5.2 million in U.S. government orders for Afghanistan that were not duplicated in the current quarter. Handgun sales into the retail channel increased by 41.0% for the quarter, driven by our direct sales force and a number of ongoing retail initiatives. We continued to penetrate the law enforcement channel in the first quarter. Our Military & Police (M&P) polymer pistols have a cumulative win rate of over 80% in all test and evaluation processes in which they have competed. The number of law enforcement agencies that have purchased or approved for carry our M&P pistol has now grown to 231, including recent wins at sizeable agencies such as the Hartford, Connecticut Police and the New Hampshire State Police.”

Golden continued, “On the diversification front, we continued to deliver as well. Long guns, a category that we entered in late fiscal 2006, accounted for over 25% of our revenue for the quarter. We continue to be extremely pleased with our acquisition of Thompson/Center, which has now delivered its second consecutive quarter of 22% revenue growth. We have commenced production on our Thompson/Center ICON™ and our Smith & Wesson i-Bolt™ bolt-action rifles, and both of these new category entries are beginning to arrive in retail locations. We have also commenced shipments of our Smith & Wesson shotguns. They are beginning to arrive in retail locations as well. As we have stated, our goal is to become a significant player in the $1.1 billion long-gun market.”
Golden added, “We are very pleased with our profit performance on a number of fronts. Gross margin for the quarter was 36.4%, an increase of 170 basis points over our gross margin of 34.7% for the comparable quarter last year. Operating income increased by 66.7% over the comparable quarter last year, driven by the combination of higher sales and improved gross margins. Both our revenue and our earnings came in above our expectations. It should be noted that our stronger-than-expected results in the first quarter reflect not only growth in our business but also the integration of Thompson/Center and the impact of hunting on our traditional seasonality.”
Outlook for Fiscal 2008
We continue to expect revenue to increase to approximately $330 million in fiscal 2008, which would represent a 40% increase over fiscal 2007 revenue. This revenue expectation does not include the results of any potential future, diversification initiatives, but does include growth in our existing consumer market, as well as continued penetration of the law enforcement, federal government, and international markets. Sales of our M&P pistols, M&P tactical rifles, our new shotguns and both of our new lines of hunting rifles are all expected to be key drivers of the revenue increase for fiscal 2008. We expect second quarter revenue to increase by approximately 60% over revenue in second quarter of fiscal 2007, driven by continued expansion in our existing markets and the addition of revenue from Thompson/Center.
We are increasing our expectations for fiscal 2008 net income to approximately $28.5 million, or $0.63 per diluted share, which is higher than our earlier expectation of $28.0 million, or $0.62 per share. These results would represent an increase of 119% over net income for fiscal 2007. While first quarter results were $0.02 per diluted share higher than our expectations, approximately one-half of this increase was due to timing on depreciation expense. Our capital expenditures for the first quarter were lower than anticipated, though we still expect to spend $17.7 million in fiscal 2008. We continue to expect gross margin improvement to the range of 35% to 36% for the full fiscal year, with second quarter gross margins of approximately 33%, reflecting the impact of the annual two week plant shutdown which occurs each August at our Springfield and Houlton facilities. The 33% gross margin reflects a 180 basis point increase over the second quarter of fiscal 2006. The seasonal nature of the hunting business will be reflected in higher marketing expenditures in the second quarter as a result of our increased advertising efforts during this peak buying period. We still expect operating expenses to be in the 20% to 21% range for the full fiscal year.
We continue to expect positive cash flow in fiscal 2008 of approximately $41 million, with net cash flow of $23.0 million after capital expenditures of $17.7 million. We also continue to expect cash flow for the first half of fiscal 2008 to be negative, becoming positive in the third quarter and strengthening in the fourth quarter.
Golden concluded, “We are extremely pleased with our progress to date. We are excited about delivering new long gun products and look forward to establishing a prominent position in that very sizeable market. We continue to explore opportunities to diversify, and we remain committed to our growing presence in the areas of safety, security, protection and sport.”
Conference Call
The Company will host a conference call today, September 6, 2007, to discuss its first quarter results and its outlook for 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00pm Eastern Time (2:00pm Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smithandwesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments, for the fiscal year ending April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns); the anticipated benefits of the acquisition of Thompson/Center Arms; the expected financial effect of the acquisition of Thompson/Center Arms; and the effect of the Thompson/Center Arms acquisition on the

Company’s growth strategy. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2007.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
For the Three Months Ended:

	July 31, 2007	July 31, 2006
Net product and services sales	$74,411,708	$47,604,449
License revenue	429,840	398,385
Cost of products and services sold	47,632,762	31,324,719

Gross profit	27,208,786	16,678,115

Operating expenses:
Research and development, net	412,537	168,094
Selling and marketing	6,650,446	4,711,932
General and administrative	10,336,871	5,915,185

Total operating expenses	17,399,854	10,795,211

Income from operations	9,808,932	5,882,904

Other income/(expense):
Other income/(expense), net	(37,166)	(123,737)
Interest income	20,692	30,711
Interest expense	(2,233,969)	(344,961)

Total other expense, net	(2,250,443)	(437,987)

Income before income taxes	7,558,489	5,444,917
Income tax expense	2,867,998	2,075,601

Net income	$4,690,491	$3,369,316

Weighted average number of common and common equivalent shares outstanding, basic	39,954,492	39,447,960

Net income per share, basic	$0.12	$0.09

Weighted average number of common and common equivalent shares outstanding, diluted	48,056,811	41,045,839

Net income per share, diluted	$0.11	$0.08

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	July 31, 2007	April 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,008,379	$4,065,328
Accounts receivable, net of allowance for doubtful accounts of $197,846 on July 31, 2007 and $146,354 on April 30, 2007	52,124,823	52,005,237
Inventories, net of excess and obsolescence reserve	41,239,542	32,022,293
Other current assets	7,934,743	4,154,595
Deferred income taxes	7,809,939	7,917,393
Income tax receivable	365,195	2,098,087

Total current assets	110,482,621	102,262,933

Property, plant and equipment, net	48,899,824	44,424,299
Intangibles, net	68,519,971	69,548,017
Goodwill	40,608,259	41,955,182
Other assets	10,469,635	10,066,997

	$278,980,310	$268,257,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,807,043	$22,636,163
Accrued expenses	11,154,386	9,479,490
Accrued payroll	6,590,790	7,370,804
Accrued taxes other than income	1,617,680	2,648,698
Accrued profit sharing	2,432,397	5,869,677
Accrued workers’ compensation	425,414	428,136
Accrued product liability	2,288,444	2,873,444
Accrued warranty	1,676,427	1,564,157
Deferred revenue	185,132	190,350
Current portion of notes payable	14,792,758	2,887,403

Total current liabilities	60,970,471	55,948,322

Deferred income taxes	21,527,515	23,590,404

Notes payable, net of current portion	120,069,452	120,538,598

Other non-current liabilities	10,450,245	9,074,905

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 41,329,534 shares issued and 40,129,534 shares outstanding on July 31, 2007 and 40,983,196 shares issued and 39,783,196 shares outstanding on April 30, 2007	41,330	40,983
Additional paid-in capital	46,670,943	44,409,668
Retained earnings	25,573,703	20,977,897
Accumulated other comprehensive income	72,651	72,651
Treasury stock, at cost (1,200,000 common shares)	(6,396,000)	(6,396,000)

Total stockholders’ equity	65,962,627	59,105,199

	$278,980,310	$268,257,428